
               LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

              EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

Year Ended December 31                       1994         1993        1992

PRIMARY

 Average shares outstanding (assuming
  conversion of Series A, E and F
  Preferred Stock) ---------------------- 103,863,196  102,307,356  92,977,312
 Net effect of dilutive stock
  options (based on the treasury stock
  method using average market price) ----     506,601      777,468     506,356
    Total shares outstanding ------------ 104,369,797  103,084,824  93,483,668

FULLY DILUTED

 Average shares outstanding (assuming
  conversion of Series A, E and F
  Preferred Stock) ---------------------- 103,863,196  102,307,356  92,977,312
 Net effect of dilutive stock options
  (based on the treasury stock method
  using the year-end market price,
  if higher than average market price) --     506,764      876,936     833,948

    Total shares outstanding ------------ 104,369,960  103,184,292  93,811,260

DOLLAR INFORMATION (000's Omitted)

 Income before cumulative effect
  of accounting change ------------------     349,898      415,283     359,171

 Cumulative effect of accounting change -         --       (96,431)       --

    Net Income --------------------------     349,898      318,852     359,171

PER SHARE INFORMATION

 Primary:
   Income before cumulative
    effect of accounting change ---------       $3.35        $4.03       $3.84
   Cumulative effect of
    accounting change -------------------         --          (.94)         --
      Net Income ------------------------       $3.35        $3.09       $3.84

 Fully Diluted:
   Income before cumulative
    effect of accounting change ---------       $3.35        $4.03       $3.83
   Cumulative effect of
    accounting change -------------------         --          (.94)         --
      Net Income ------------------------       $3.35        $3.09       $3.83

Notes:  1.  Earnings per share are computed based on the average number of common shares outstanding during each year after assuming conversion of the Series A, E and F Preferred Stock.

        2. LNC did not include the dilutive impact of the stock option program in the computation of the earnings per share information appearing in the consolidated financial statements since it was immaterial.
